Exhibit 10.21

DEBT FORGIVENESS AGREEMENT

This Debt Forgiveness Agreement (this “Agreement”), dated and effective as of June 30, 2026 (“Effective Date”), is made by Black Hawk Acquisition Corporation, a company organized under the laws of the Cayman Islands, (“BKHA”) and Vesicor Therapeutics, Inc., a California corporation, (“VESI”). BKHA and VESI may also be referred to individually as a “Party” and collectively as the “Parties”.

Background:

A.	The Parties entered into a Business Combination Agreement, dated April 26, 2025, (“BCA”) whereby VESI will merge into BH Merger Sub, Inc., a Delaware corporation and wholly-owned subsidiary of BKHA, and VESI will survive as a wholly-owned subsidiary of BKHA.

B.	Under BKHA’s Amended and Restated Memorandum of Association, as amended on July 8, 2025, BKHA’s deadline for consummating a business combination approved by BKHA shareholders was extended from June 22, 2025 to December 22, 2026 (the “Extension”).

C.	Under the Amended Investment Management Trust Agreement, dated March 24, 2025 and amended on July 8, 2025, by BKHA and Continental Stock Transfer & Trust Company (“Trust Agreement”), BKHA is obligated to deposit in the trust fund maintained under the Trust Agreement (“Trust Fund”) the sum of $150,000 for each month of the Extension that a business combination approved by BKHA shareholders has not been consummated. Each $150,000 monthly deposit in the Trust Fund is referred to as an “Extension Payment”.

D.	Under Section 7.7 of the BCA, VESI agreed to advance one-half (1/2) of each Extension Payment to BKHA. VESI also paid other expenses and fees in connection with BCA and related transactions and agreements.

E.	As of February 12, 2026 (the “Cutoff Date”), VESI has advanced or paid to or paid on behalf of BKHA: (1) one-half (1/2) of each Extension Payment deposited in the Trust Fund as of the Effective Date, which payments of advances are detailed in Schedule One hereto, and have been advanced by VESI on a no-interest basis (collectively, “Extension Advances”) and (2) certain expenses and fees in connection with the BCA or related transactions and agreements, which payments of other expenses and fees are detailed in Schedule One hereto (collectively, “Additional Contributions”). The Extension Advances and Additional Contributions total One Million Fifteen Thousand Nine Hundred Eighty Seven Dollars and Fifty Cents ($1,015,987.50) as of the Cutoff Date (collectively, the Extension Advances and Additional Contributions will be referred to as the “VESI Advances”).

Intending to be legally bound, the Parties agree:

1. Forgiveness of Indebtedness. VESI hereby: (a) forgives the entire unpaid principal amount of the VESI Advances (as detailed in Schedule One hereto); (b) agrees that all debt instruments issued or issuable under Section 7.7 of the BCA, or otherwise, in consideration of the VESI Advances, are null and void and neither BKHA nor VESI shall have any further rights or obligations thereunder; (c) waives and cancels any rights to convert all or any portion of the VESI Advances into any debt or equity securities of BKHA or any of BKHA’s successor in interest or assignee; (d) agrees that any other advances on Extension Payments and any other payments or contributions in connection with the BCA or any related transactions and agreements made by VESI to or on behalf of BKHA after the Cutoff Date (collectively, “Post-Cutoff Date Advances”) shall not be deemed a loan by VESI to BKHA of its affiliates and shall not be governed by this Agreement, but rather the treatment of each of the Post-Cutoff Date Advances will be governed by a separate written agreement or separate written agreements signed by VESI and BKHA. VESI’s forgiveness of VESI Advances classified as ‘Upfront Fees’ in Schedule One hereto is made under a waiver consent and authorization by the VESI shareholders. The consideration for the forgiveness, waiver and cancellation of rights under this Section 1 by VESI is the release by BKHA in Section 3 below and facilitation of the consummation of the BCA and benefits to VESI from the consummation of the BCA. This Agreement is a written memorial of a prior verbal agreement by the Parties.

2. Wavier of Notice. VESI and BKHA hereby each waives any notice requirements in connection with the forgiveness and cancellation of the VESI Advances.

3. Releases. VESI, on behalf of itself and its agents, heirs, legal representatives, successors and assigns and any other person who may claim through such persons, hereby irrevocably, unconditionally and completely releases, acquits and forever discharges BKHA and its affiliates, successors, stockholders and past, present and future assigns, directors, officers, agents, attorneys and representatives and affiliates of any such persons (the “BKHA Released Persons”) from or for all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature in connection with or based upon the VESI Advances. BKHA, on behalf of itself and its agents, heirs, legal representatives, successors and assigns and any other person who may claim through such persons, hereby irrevocably, unconditionally and completely releases, acquits and forever discharges VESI and its affiliates, successors, stockholders and past, present and future assigns, directors, officers, agents, attorneys and representatives and affiliates of any such persons (the “VESI Released Persons”) from or for all past, present and future disputes, claims, controversies, demands, rights, obligations, liabilities, actions and causes of action of every kind and nature in connection with or based upon any failure of VESI to timely advance or pay any portion of the VESI Advances or any other failure to timely perform VESI’s obligations under the BCA. VESI does not waive, cancel or release any other rights or claims that VESI may have against any of the BKHA Released Persons that are not based upon or arising from the VESI Advances or not expressly released under this Section 3. BKHA does not waive, cancel or release any other rights or claims that VESI may have against any of the VESI Released Persons that are not based upon or arising from the VESI Advances or not otherwise expressly released under this Section 3. Each Party retains all of its rights and claims under the BCA or any other agreement between the Parties, or their respective successors or assigns, that are not expressly released under this Section 3.

4. Entire Agreement; Amendment. This Agreement contains the entire agreement and understanding between the Parties with respect to the subject matter hereof and supersedes any and all prior agreements, representations, understandings and arrangements, whether written or oral, concerning or based upon the VESI Advances forgiven hereunder or the releases in Section 3. Schedule One hereto and the Background above are incorporated by reference herein as if set forth verbatim in this Section 4. No provisions of this Agreement shall be deemed waived, amended, supplemented or modified by a Party, unless such waiver, amendment, supplement or modification is in writing and signed by the authorized representative of the Party against whom it is sought to enforce such waiver, amendment, supplement or modification.

5. Governing Law. This Agreement and any disputes, controversies or claims arising out of or related to or based upon this Agreement, or to the actions or transactions contemplated herein, or to the inducement of any Party to enter into this Agreement, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise, shall be governed by and construed and interpreted in accordance with the laws of the State of California, irrespective of the choice of laws principles of the State of California, including all matters of validity, construction, effect, enforceability, performance and remedies.

6. Counterparts. This Agreement may be executed and delivered by each Party in separate counterparts (including by means of facsimile, “pdf” or equivalent format, or electronic signature application), each of which when so executed and delivered shall be deemed an original and which taken together shall constitute one and the same agreement.

7. Remedies. All remedies are cumulative. The pursuit of one remedy, whether equitable or legal, shall not preclude a Party from pursuing and benefiting from any other available remedy. Each Party expressly waives and foregoes any right to recover punitive or exemplary damages (except with respect to fraud, willful misconduct or intentional bad faith breach of a material provision herein) against the other Party in any arbitration, lawsuit, litigation, or proceeding arising out of or resulting from any controversy or claim arising out of or relating to this Agreement or the actions or transactions contemplated hereby.

8. No Third Pary Beneficiaries. Except for any VESI Released Persons and any BKHA Released Persons (in their respective capacities as such) expressly entitled to the release in Section 3 above, the provisions of this Agreement are solely for the benefit of the Parties and are not intended to confer upon any other person or entity any rights or remedies hereunder, and there are no third-party beneficiaries of this Agreement.

9. Further Acts. Each of the Parties shall use its reasonable best efforts to take, or cause to be taken, all actions, and to do, or cause to be done, all things, reasonably necessary, proper or advisable under applicable laws, regulations and agreements to consummate and make effective the actions and agreements contemplated by this Agreement.

10. Mutual Drafting. This Agreement shall be deemed to be the joint work product of the Parties and any rule of construction that a document shall be interpreted or construed against a drafter of such document shall not be applicable to this Agreement. In this Agreement, any words in the singular shall be deemed to include the plural and vice versa and words of one gender shall be deemed to include the other genders as the context requires.

11. Headings. The section headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.

12. Severability. Whenever possible, each provision of this Agreement will be interpreted in such a manner as to be effective and valid under applicable law, but if any term or other provision of this Agreement is held to be invalid, illegal or unenforceable under applicable law, all other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any Party. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, so as to effect the original intent of the Parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby are consummated as originally contemplated to the greatest extent possible.

13. Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns; provided, however, that neither Party may assign its rights or delegate its obligations under this Agreement without the express prior written consent of the other Party. Notwithstanding the foregoing, no such consent shall be required for the assignment of a Party’s rights and obligations under this Agreement in connection with or as required to consummate the BCA.

14. Notices. All notices, requests, claims, demands or other communications under this Agreement shall be in writing and shall be given or made (and shall be deemed to have been duly given or made upon receipt) by delivery in person, by overnight courier service, by e-mail with receipt confirmed (followed by delivery of an original via overnight courier service or by registered or certified mail postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 14):

If to VESI:

Vesicor Therapeutics, Inc.

207 South Santa Anita Street, Suite P-15

San Gabriel, California 91776

Email: mitch@vesicor.com

Attn: Mitchell Creem, Chief Financial Officer

If to BKHA:

Black Hawk Acquisition Corp.

4125 Blackhawk Plaza Circle, Suite 166

Danville, California 94506

Telephone: 925-217-4482

Email: kent@bhspac.com

Attn: Kent Kaufman, Chief Executive Officer

IN WITNESS WHEREOF, the Parties have entered into this Agreement as of the Effective Date.

VESICOR THERAPEUTICS, INC., a California corporation

By:	/s/ Mitchell Creem
Mitchell Creem, Chief Financial Officer

BLACK HAWK ACQUISITION CORPORATION, a company organized under the laws of the Cayman Islands

By:	/s/ Kent Kaufman
Kent Kaufman, Chief Executive Officer

Schedule One: Detailed Schedule and Accounting of VESI Advances

Date of Advance/Payment	Description of Advance/Payment	Classify – Extension Advances = EA Additional Contributions = AC	Amount of Advance/Payment
3/4/2025	1st Upfront Fee Payment for Expenses	AC	$100,000.00
4/29/2025	2nd Upfront Fee Payment for Expenses	AC	$150,000.00
7/15/2025	Loan – Extension Payment	EA	$75,000.00
7/25/2025	Loan – Extension Payment	EA	$75,000.00
9/10/2025	Loan – Extension Payment	EA	$75,000.00
9/18/2025	Loan – Extension Payment	EA	$75,000.00
10/24/2025	Loan – Extension Payment	EA	$25,000.00
12/31/2025	Loan – Extension Payment	EA	$50,000.00
1/31/2026	Loan – Extension Payment	EA	$75,000.00
2/12/2026	Loan – Extension Payment	EA	$75,000.00
2/12/2026	Loan – Extension Payment	EA	$75,000.00
2/12/2026	Other transaction expenses paid on Black Hawk’s behalf	AC	$90,987.50
2/12/2026	Loan – Extension Payment	EA	$75,000.00
TOTAL	---------	----------	$1,015,987.50

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